NEWS FROM . . .                                                    [LENNOX LOGO]


FOR MORE INFORMATION:                                      FOR IMMEDIATE RELEASE
Karen O'Shea, Vice President
Communications and Public Relations
(972) 497-5258

LENNOX INTERNATIONAL INC. COMPLETES ACQUISITION OF SERVICE EXPERTS, INC.; SHAREHOLDERS APPROVE MERGER

         (DALLAS, TX, January 21, 2000) -- Lennox International Inc. (NYSE: LII) and Service Experts Inc. (NYSE: SVE) announced today they have completed the merger of their two companies. The transaction creates a separate retail company within Lennox International of approximately 10,000 employees and estimated 1999 sales of approximately $1 billion, with a leading market position in the North American retail heating, ventilation, and air conditioning (HVAC) market.

         Shareholders of both companies voted in favor of the transaction at separate meetings held this morning in Richardson, TX and Brentwood, TN. The two companies had announced on October 27, 1999 their agreement for Lennox to acquire Service Experts. The acquisition provides that each Service Experts share will be converted into a right to receive 0.67 Lennox International shares.

         The value of the transaction is approximately $300 million, based on the equity issued and the debt assumed by Lennox. Lennox expects to issue approximately 12.2 million shares of stock to complete the transaction.

         "We're proud to welcome Service Experts to Lennox International," said John Norris, Lennox chairman and CEO. "This transaction is consistent with our previously stated strategy for growth in the retail HVAC market, and will allow us to accelerate our plans in that area. Both Lennox and the network of high-quality dealerships Service Experts has established are excited to forge ahead with our retail strategy."

         Norris said that the Lennox retail management team and the Service Experts field network had many opportunities to work together over the past several months. "Based on the working relationships we have already formed with many Service Experts general managers and field staff, we are more convinced than ever that these are the type and quality of dealers we want to help build our retail operations." A meeting between Lennox' retail management team and many key members of the Service Experts field organization is scheduled for February 3-5 in Dallas, he noted.

         "For 105 years, Lennox has sold directly to HVAC dealers and worked side-by-side with all kinds of dealer business models to help their businesses grow," Norris said. "We believe all of our over 6,000 North American HVAC dealers -- whether acquired, associate, or independent -- can grow in the changing HVAC retail market."

         Selling heating, ventilation, air conditioning, heat transfer, and refrigeration equipment in over 70 countries worldwide, Lennox International Inc. is one of the world's leading companies specializing in climate control solutions. It is the parent company of Lennox Industries Inc., Armstrong Air Conditioning Inc., Heatcraft Inc., and Lennox Global Ltd. Lennox International stock is traded on the New York Stock Exchange under the symbol "LII." Additional information about Lennox International is available at http://www.lennoxinternational.com. or by contacting Bill Moltner, Director, Investor Relations, at 972-497-6670.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox' publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###


                           WWW.LENNOXINTERNATIONAL.COM